Exhibit (d)(4)

GUARANTEE

Guarantee, dated as of August 8, 2022 (this “Guarantee”), by MTY Food Group Inc., a corporation created under the Canada Business Corporations Act with its registered and head office at 8210, route Transcanadienne, St-Laurent, Quebec, H4S 1M5, Canada (“Guarantor”), in favor of BBQ Holdings, Inc., a Minnesota corporation (the “Guaranteed Party”).

1.    Guarantee. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement;” capitalized terms used herein but not defined will have the meanings given thereto in the Merger Agreement), by and among MTY Franchising USA, Inc., a Tennessee corporation (“Parent”), Grill Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, Guarantor hereby irrevocably guarantees to the Guaranteed Party the due and punctual payment, observance, performance and discharge of all of the obligations, covenants and agreements of Parent and Merger Sub under the Merger Agreement, including, without limitation, Article II of the Merger Agreement and Section 5.11, subject to the limitations set forth in the Merger Agreement (as such obligations, covenants and agreements may be modified, amended or waived in accordance with the terms of the Merger Agreement, collectively, the “Obligations”); provided that in no event will Guarantor’s liability under this Guarantee exceed an amount equal to the aggregate sum of the aggregate Merger Consideration, aggregate amounts payable pursuant to Section 2.3 of the Merger Agreement, the Payoff Amount, and all costs and expenses (including reasonable attorney’s fees and expenses) incurred by the Guaranteed Party in connection with the enforcement of its rights under Section 8.15 of the Merger Agreement (such aggregate sum, the “Cap”), and the Guaranteed Party hereby agrees that, notwithstanding anything to the contrary contained in this Guarantee or the Merger Agreement, Guarantor will in no event be required to pay the Guaranteed Party or any other Person pursuant to this Guarantee, more than the Cap, and that this Guarantee shall not be enforced against Guarantor for any other remedy, other than the payment of a sum of money owing to Guarantor hereunder, in an amount not to exceed the Cap. It is acknowledged and agreed that this Guarantee will expire and will have no further force or effect, and the Guaranteed Party will have no rights hereunder, upon the Closing. Notwithstanding anything to the contrary set forth in this Guarantee, the Guaranteed Party hereby agrees that to the extent that Parent or Merger Sub is relieved from its payment obligations under the Merger Agreement by satisfaction thereof or pursuant to any agreement with the Guaranteed Party, Guarantor will be similarly relieved, to such extent, of its obligations under this Guarantee.

2.    Nature of Guarantee. The Guaranteed Party will not be obligated to file any claim relating to any Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file will not affect Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Obligation is rescinded or must otherwise be returned for any reason whatsoever, Guarantor will remain liable hereunder with respect to the Obligations as if such payment had not been made. This is a guarantee of payment and not of collectability.

3.    Changes in Obligations, Certain Waivers. Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of Guarantor, extend the time of payment of any Obligation, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent or Merger Sub without in any way impairing or affecting Guarantor’s obligations under this Guarantee. Guarantor agrees that the obligations of Guarantor hereunder will not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub, (b) any change in the corporate existence, structure or ownership of Parent, Merger Sub or Guarantor, (c) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub, (d) any amendment or modification of the Merger Agreement, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Obligation, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement, (e) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Obligations, (f) the addition or substitution or release of any Person interested in the transactions contemplated by the Merger Agreement, (g) the existence of any claim, set-off or other right that Guarantor may have at any time against the Guaranteed Party, Parent, Merger Sub or their respective affiliates, whether in connection with any Obligation or otherwise, (h) any right by statute or otherwise to require the Guaranteed Party to institute suit against Parent, Merger Sub or any Guarantor/Parent Affiliate (as defined below) or to exhaust any rights and remedies which the Guaranteed Party has or may have against Parent, Merger Sub, or any of the Guarantor/Parent Affiliates or (i) any other act or omission that may vary the risk of Guarantor. To the fullest extent permitted by law, Guarantor hereby irrevocably and expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. Guarantor hereby irrevocably and expressly waives promptness, diligence, notice of the acceptance of this Guarantee and of any Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Obligation and all other notices of any kind, any right to require the marshalling of assets of Parent or Merger Sub, and all suretyship defenses generally (other than defenses to the payment of the Obligations under the Merger Agreement). Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits. Guarantor agrees to pay on demand all reasonable out-of-pocket expenses (including reasonable fees of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if (x) Guarantor asserts in any litigation or other proceeding that this Guarantee is illegal, invalid or unenforceable in accordance with its terms and (y) the Guaranteed Party prevails in such litigation or proceeding.

4.    Cumulative Rights. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement will be cumulative and not exclusive of any other and may be exercised by the Guaranteed Party at any time or from time to time.

5.    Representations and Warranties. Guarantor hereby represents and warrants that:

(a)    the Guarantor is a duly organized and validly existing corporation in good standing (or the equivalent) under the laws of the jurisdiction of its organization;

(b)    the execution, delivery and performance of this Guarantee have been duly authorized by all necessary actions and do not contravene any provision of Guarantor’s organizational documents or any material contractual restriction binding on Guarantor or its assets;

(c)    all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority or other Person necessary for the due execution, delivery and performance of this Guarantee by Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or other Person is required in connection with the execution, delivery or performance of this Guarantee;

(d)    this Guarantee constitutes a legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, subject to the Enforceability Exceptions; and

(e)    Guarantor has the financial capacity to pay and perform the Obligations, and all funds necessary for Guarantor to fulfill the Obligations will be available to Guarantor for so long as this Guarantee remains in effect in accordance with Section 8.

6.    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Guarantee may assign or delegate, by operation of Law or otherwise, all or any portion of its rights or liabilities under this Guarantee without the prior written consent of the other party to this Guarantee, which any such party may withhold in its absolute discretion. No assignment by any party shall relieve such party of any of its obligations hereunder. Any purported assignment not permitted hereby shall be null and void.

7.    Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to the Guaranteed Party, to:

BBQ Holdings, Inc.

12701 Whitewater Drive, Suite 100

Minnetonka, MN 55343

United States

Attention:

Email:

with a copy to (which will not constitute notice):

Dentons Sirote PC

2311 Highland Avenue South

Birmingham, AL 35205

United States

Attention: W. Todd Carlisle; David W. Drum

Email: todd.carlisle@dentons.com; david.drum@dentons.com

If to Guarantor, to it at:

MTY Group

8210, route Transcanadienne

St. Laurent, QC, H4S 1M5

Canada

Attention: Eric Lefebvre

Email: eric@mtygroup.com

with a copy to (which will not constitute notice):

Morrison & Foerster LLP

12531 High Bluff Drive

San Diego, CA 92130-2040

United States

Attention: Steven G. Rowles; Shai Kalansky

Email: SRowles@mofo.com; SKalansky@mofo.com

All such notices or communications shall be deemed to have been delivered and received (a) if delivered in person, on the day of such delivery, (b) if by electronic mail, on the day on which such facsimile and electronic mail were sent; provided, that receipt is confirmed, (c) if by certified or registered mail (return receipt requested), on the fifth Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.

8.    Continuing Guarantee. Unless terminated pursuant to this Section 8, this Guarantee will remain in full force and effect and will be binding on Guarantor, its successors and assigns until the Obligations (as such Obligations may be modified pursuant to the last sentence of Section 1) are satisfied in full. Notwithstanding the foregoing, this Guarantee will terminate, and Guarantor and the Guaranteed Party will have no further obligations under this Guarantee as of the earlier to occur of (a) the Closing or (b) the termination of the Merger Agreement in accordance with its terms and the satisfaction, waiver or discharge of any and all obligations of Parent and Merger Sub thereunder in connection with such termination. In the event that the Guaranteed Party or its successors or assigns or any of its Affiliates acting at the direction or on behalf of the Guaranteed Party asserts in any Legal Action relating to this Guarantee that the provisions of Section 1 limiting Guarantor’s monetary obligation to the Cap, or that the provisions of Section 9 are illegal, invalid or unenforceable in whole or in part or asserts any theory of liability or seeks any remedies against any Guarantor/Parent Affiliate, other than those remedies expressly provided against Parent and Merger Sub under the Merger Agreement, against Parent under the

Confidentiality Agreement or against Guarantor under this Guarantee and in each case, their respective successors and assigns thereunder, then, in each case, (i) all obligations of Guarantor under this Guarantee will terminate and thereupon be null and void and (ii) if Guarantor has previously made any payments under this Guarantee, it will be entitled to have such payments refunded by the Guaranteed Party.

9.    No Recourse. Notwithstanding anything that may be expressed or implied in this Guarantee, the Merger Agreement, or the Confidentiality Agreement and notwithstanding the fact that Guarantor is a corporation, Guaranteed Party, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than Guarantor will have any obligation hereunder, and that Guaranteed Party has no rights of recovery against, and no recourse hereunder or under the Merger Agreement or the Confidentiality Agreement will be had against, and no personal liability will attach to, any former, current or future director, officer, agent, Affiliate, manager, assignee or employee of Guarantor, Parent or Merger Sub (or any of their successors or permitted assignees), against any former, current or future manager, member or stockholder of Guarantor, Parent or Merger Sub (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, assignee, stockholder, manager or member of any of the foregoing, but for the avoidance of doubt, in each case, not including Guarantor, Parent and Merger Sub (collectively, the “Guarantor/Parent Affiliates”) whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise), by the enforcement of any judgment or assessment or by any Legal Action, or by virtue of any applicable Law, or otherwise. The Guaranteed Party further agrees that neither it nor any of its Affiliates have any right of recovery against Guarantor or any of its stockholders, partners, members, directors, officers or agents through Parent or Merger Sub, or otherwise, whether by piercing of the corporate veil, by a claim on behalf of Parent or Merger Sub against Guarantor’s, Parent’s or Merger Sub’s stockholders or Affiliates, or otherwise, except for the rights against Guarantor under this Guarantee and subject to the Cap and the other limitations described herein. Recourse against Guarantor under this Guarantee will be the sole and exclusive remedy of the Guaranteed Party and its Affiliates against Guarantor and any Guarantor/Parent Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. The Guaranteed Party hereby covenants and agrees that it will not institute, and it will cause its Affiliates not to institute, any Legal Action or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, or in respect of any oral representations made or alleged to be made in connection therewith, against Guarantor or any Guarantor/Parent Affiliates, except for claims against Guarantor under this Guarantee. Nothing set forth in this Guarantee will affect or be construed to affect or be construed to confer or give any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person other than Guarantor as set forth herein.

10.    Entire Agreement. This Guarantee constitutes the entire agreement and supersedes all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, between the parties to this Guarantee with respect to the subject matter of this Guarantee.

11.    Governing Law. This Guarantee, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof.

12.    Submission to Jurisdiction. Each party to this Guarantee (a) irrevocably and unconditionally submits to the personal jurisdiction of the Chosen Courts, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Guarantee shall be brought, tried and determined only in the Chosen Courts, (d) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Guarantee in any court other than the Chosen Courts.

13.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE, THE OTHER DOCUMENTS AND AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS GUARANTEE CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14.    Amendment. No amendment of any provision of this Guarantee will be valid and binding unless it is in writing and signed by Guarantor and the Guaranteed Party.

15.    Waiver. Any agreement on the part of a party to any waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Guarantee or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Guarantee.

16.    No Third Party Beneficiaries. Except for the rights of Guarantor/Parent Affiliates, Parent and Merger Sub provided under Section 9 and the rights of Parent and Merger Sub under Section 17, Guarantor and Guaranteed Party hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Guarantee, and this Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

17.    Confidentiality. This Guarantee and any information disclosed under this Guarantee shall be governed under the Confidentiality Agreement. This Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of Guarantor and the Guaranteed Party; provided that no such written consent will be required (and the Guaranteed Party and its Affiliates will be free to release such information) for disclosures to employees, agents, legal, financial, accounting or other advisors or representatives on a confidential basis; provided, that the Guarantor, Parent, Merger Sub and Guaranteed Party may disclose or use such information and this Guarantee to the extent required by Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the transactions contemplated by the Merger Agreement.

18.    Interpretation. Section 8.2 (Interpretation) of the Merger Agreement is incorporated herein mutatis mutandis.

19.    Rules of Construction. The parties have participated jointly in negotiating and drafting this Guarantee. If an ambiguity or a question of intent or interpretation arises, this Guarantee shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Guarantee.

20.    Counterparts. This Guarantee may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same instrument. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Guarantee. This Guarantee shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

MTY Food Group Inc.

By:	/s/ Eric Lefebvre
Name:	Eric Lefebvre
Title:	Chief Executive Officer

Accepted and agreed to by: BBQ Holdings, Inc.

By:	/s/ Jeffery Crivello
Name:	Jeffrey Crivello
Title:	Chief Executive Officer

[Signature Page to Guarantee]